Exhibit 1A-15.B

EXHIBIT B

COIN RIGHTS AGREEMENT

See Attached

-Exhibit - B-1-

THE “COINS” (AS DEFINED BELOW) ARE PROVIDED SOLELY ON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND ON THE CONDITION THAT THE COIN-HOLDER (AS DEFINED BELOW) ACCEPTS AND COMPLIES WITH THEM. THE “COIN-HOLDER” (AS DEFINED BELOW): (A) ACCEPTS THIS AGREEMENT AND AGREES THAT IT IS LEGALLY BOUND BY ITS TERMS; AND (B) REPRESENTS AND WARRANTS THAT: (I) THE COIN-HOLDER OF LEGAL AGE TO ENTER INTO A BINDING AGREEMENT; AND (II) IF THE COIN-HOLDER IS A CORPORATION, GOVERNMENTAL ORGANIZATION, OR OTHER LEGAL ENTITY, THE PERSON AGREEING TO THIS AGREEMENT HAS THE RIGHT, POWER, AND AUTHORITY TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE COIN-HOLDER AND BIND THE COIN-HOLDER TO ITS TERMS. IF THE COIN-HOLDER DOES NOT AGREE TO THE TERMS OF THIS AGREEMENT, THE COMPANY (AS DEFINED BELOW) WILL NOT AND DOES NOT AGREE TO OFFER AND/OR SELL ANY COINS TO THE COIN-HOLDER.

THE COINS WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REVIEWED, APPROVED, OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE ACCURACY OR ADEQUACY OF ANY INFORMATION GIVEN TO THE PURCHASER OF SUCH COIN.

FURTHER, THE COINS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN SOLD IN RELIANCE UPON THAT CERTAIN EXEMPTION FROM REGISTRATION SET FORTH IN RULE 251, ET SEQ. (17 CFR 230.251, ET SEQ.) PROMULGATED THEREUNDER (RULE 251, TOGETHER WITH ALL RELATED STATUTES, RULES AND REGULATIONS, BEING REFERRED TO INDIVIDUALLY AND COLLECTIVELY HEREIN AS “REGULATION A”).

The Coins are provided, controlled, operated and administered by the the Company from its offices within the United States of America. The Company makes no representation that the Coins are appropriate or available for use at other locations outside of the United States and access to them from territories where their contents/use are illegal is expressly prohibited. If the Coin-Holder is located outside of the United States, the Coin-Holder is, and will at all times be, solely responsible for compliance with all applicable local laws with respect to the acquisition and ownership of the Coins.

COIN RIGHTS AGREEMENT

This COIN RIGHTS AGREEMENT (as the same may be amended or modified from time to time pursuant to the terms hereof, this “Agreement”) is an agreement between CERES COIN LLC, a Delaware limited liability company (the “Company”) and each Coin-Holder (as defined below) and governs each Coin-Holder’s rights and restrictions in connection with the ownership of the respective Coin(s) (as defined below) held by such Coin-Holder. A copy of the most current version of this Agreement is, and will be, made available on the Company’s website at www.cerescoin.io.

RECITALS:

A.       The Company previously filed that certain Offering Statement (File No. __________) with the Securities and Exchange Commission (“SEC”) on December ___, 2018 (as the same may be amended, modified, restated or supplemented from time to time, the “Offering Statement”). The Offering Statement describes, among other things, the offer and sale of certain “Coins” (each a “Coin”) by the Company.

B.       While the Coins are, and will at all times be, electronic assets, the Company intends by this Agreement to contractually define its rights and obligations to each holder of a Coin(s) (each such person, a “Coin-Holder”), and each Coin-Holder’s rights, obligations and restrictions with respect to their ownership of the respective Coin(s).

C.       Each Coin-Holder understands that certain operations of the Coins, including certain payments to be made between the parties hereunder, will be affected through the “smart contract” which is the Coin and may not require any action by the Coin-Holder or Company.

D.       Each Coin-Holder, in connection with the acquisition of his/her/its respective Coin(s) and as a condition of such acquisition, has agreed to be bound by all of the terms and conditions of this Agreement with respect to such Coins.

NOW THEREFORE, in mutual consideration of the covenants and agreements contained herein, the parties agree as follows:

1.             Definitions. As used herein the following terms will have the following meanings:

(a)       “Affiliate” means, with respect to the Company, any Person controlling, controlled by, or under common control with the Company. For purposes of the foregoing, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital securities, by contract, or otherwise.

(b)       “AML/KYC Verifications” means, with respect to a particular Coin-Holder, all Anti-Money Laundering (AML) and Know Your Customer (KYC) verifications (and the like) deemed necessary or desirable by the Company from time to time with respect to such Coin-Holder. Without limiting the generality of the foregoing, the term “AML/KYC Verifications” as used herein will include any and all agreements, documents and the like necessary in order for the Company to with all Applicable Laws concerning money laundering and related activities, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.

(c)       “Applicable Law” means, with respect to any Person or matter, any and all laws, statutes, ordinances, rules, regulations, judgments, decrees or orders of any state, federal or local government or agency which are applicable to such Person/matter. Without limiting the generality of the foregoing, the term “Applicable Law” will, where applicable, specifically include all relevant Securities Laws.

(d)       “Coin-Holder” or “Coin-Holders” means, individually and collectively as the case may be and as of any given time, each Person who then holds a Coin.

(e)       “Coin-Holder Wallet” means, with respect to a particular Coin-Holder, that certain Purchaser Wallet or SP Wallet of such Coin Holder.

(f)       “Face Amount” means an amount equal to one-cent ($.01) per Coin.

(g)       “Framework” means that certain private, blockchain-based, transaction framework established by the Company for use (initially) to facilitate transactions in the legal cannabis industry. As used herein, the term “Framework” will include that certain “Framework” described in detail in the Offering Circular and all future annotations/derivations thereof.

(h)       “Majority Consent” means, with respect to any Proposed Amendment submitted to a vote of the Coin-Holders pursuant to Section 8(d)(i), the affirmative vote (or deemed affirmative vote pursuant to Section 8(d)(i) below) of the Coin-Holders owning at least fifty-one percent (51%) of the then issued and outstanding Coins (if any).

(i)       “Payment Account” means, with respect to a particular Coin-Holder, that certain bank, brokerage, or other account specified by such Coin-Holder from time to time in connection with his/her/its respective Wallet with respect to the payment of all cash amounts to be paid to and/or from such Coin-Holder as provided herein.

(j)       “Person” means any individual, firm, corporation, business enterprise, trust, association, joint venture, partnership, limited liability company, governmental body or other entity, whether acting in an individual, fiduciary or other capacity.

(k)       “Purchaser Wallet” means any Wallet held by, and for the benefit of, a retail customer. Notwithstanding anything to the contrary herein, the term “Purchaser Wallet” will not include any Wallet held by, or for the benefit of, any commercial/business entity (including any product/service-provider or other business).

(l)       “Securities Laws” means, individually and collectively as the case may be: (i) the Securities Act of 1933 (15 U.S.C. 77a, et seq.), as amended and in effect; (ii) the Securities Exchange Act of 1934 (15 U.S.C. 78a et seq.), as amended and in effect; (iii) any and all “blue sky” laws applicable to the Coins and/or the transfer thereof; and (iv) any and all regulations from time to time promulgated under one or more of the forgoing. Without limiting the generality of the foregoing, the term “Securities Laws” will specifically include Regulation A and all related SEC and Financial Industry Regulatory Authority, Inc. (FINRA) regulations.

(m)       “Sound Accounting Principles” means generally accepted accounting principles (GAAP), or such other sound accounting principles or methods utilized by Company, in its reasonable discretion, applied on a consistent basis.

(n)       “SP Wallet” means any Wallet which does not otherwise qualify as a Purchaser Wallet.

(o)       “Transaction Fees” means, as applicable and at any given them, the respective transaction fee then being charged by the Company for the subject Coin transaction. For purposes of this Agreement, unless and until the same is subsequently amended pursuant to the terms hereof, the “Transaction Fee” will be an amount equal to:

(i)       $0.020 per $1.00 in total Coins transferred in connection with any purchase of Coins from, or Buyback of Coins by, the Company; and

(ii)       $0.005 per $1.00 in total Coins transferred in connection with any other transfer of Coins.

(p)       “Wallet” means a cryptographic payment wallet established on the Framework.

2.             Coin-Holder Wallet Requirements. Any Person who desires to buy/accept a Coin(s) will be required to have an active Wallet. Further, each Coin-Holder agrees, at any time and from time to time at the request of the Company, to promptly execute and deliver (or cause to be executed and delivered) such documents and instruments, and take all such actions, as the Company may require in connection with the establishment/maintenance of such Coin-Holder’s respective Wallet (specifically including all of the same necessary in order to satisfy all applicable AML/KYC Verifications established from time to time by the Company).

3.             Transaction Fees. Except as otherwise specifically provided herein, each of the parties hereby acknowledges and agrees that in connection with:

(a)       any purchase of Coins from the Company, the respective purchaser will pay to the Company, and the Company will be entitled to receive (by way of offset to the respective total amount of Coins to be transferred to, and received by, the purchaser), the applicable Transaction Fee;

(b)       any Buyback of Coins by the Company to the extent the subject Coin(s) are then held in an SP Wallet, the respective Coin-Holder will pay to the Company, and the Company will be entitled to receive (as provided in Section 4(b)(ii)), the applicable Transaction Fee; and

(c)       any other transfer of Coins by a Coin-Holder, the respective transferring Coin-Holder will pay to the Company, and the Company will be entitled to receive (by way of offset to the respective total amount of Coins to be transferred to, and received by, the receiving Person), the applicable Transaction Fee.

4.             Call /Buyback Rights and Obligations of the Company.

(a)       The Company will have the right, privilege and option, at any time and for any reason, to call and buyback all (or any potion) of the then outstanding Coins (each such transaction, a “Buyback”). While the timing of each Buyback will be solely at the option of the Company, the Company acknowledges and agrees that it will complete a Buyback of one hundred percent (100%) of all then outstanding Coins at least one (1) time per day.

(b)       In connection with any Buyback each then Coin-Holder will be entitled to receive, and the Company will pay to such Coin-Holder, the following (such amount, respectively, the “Buyback Price”):

(i)       if the subject Coin(s) are then held in a Purchaser Wallet, the respective Coin-Holder will receive cash equal to the total number of Coins then held by the Coin-Holder in such Purchaser Wallet multiplied by the Face Amount (for the avoidance of doubt no Transaction Fee will be taken out in connection with the Buyback of Coins then held in a Purchaser Wallet); and

(ii)       if the subject Coin(s) are then held in an SP Wallet, the respective holder will receive cash equal to: (A) the total number of Coins then held by the Coin-Holder in such SP Wallet multiplied by the Face Amount; less (B) the applicable Transaction Fee.

(c)       Each Buyback, including the payment of the respective Buyback Price to each Coin-Holder pursuant to Section 4(b) above, will be conducted automatically via the Framework and without further consent of, or notice to, any then Coin-Holder.

5.             Acknowledgements. Each of the parties acknowledges and agrees that:

(a)       the Coins may only be acquired, held, used and transferred by active users of, and solely within, the Framework;

(b)       the Coins are not, and will not, be considered equity interests of the Company;

(c)       the Coin-Holders will not, solely by virtue of being the owner of a Coin, have (or otherwise be entitled to) any “preemptive rights,” “drag-along rights,” “tag-along rights,” or similar rights which the holders of the Company’s equity interest may now or hereafter have;

(d)       the Coin-Holders will not be entitled, or have any claim whatsoever, to any equity or other interest in the Company or any of its assets; and

(e)       the Coin-Holders will not be entitled, or otherwise have, any vote (or any other say) on any matter regarding the Company or its business.

6.             Electronic Transactions.

(a)       Notwithstanding anything to the contrary herein, the parties acknowledge and agree that:

(i)       all of the rights, obligations and restrictions of the Coin-Holders provided for herein will be codified into, and made part of, the “smart contract” which is the Coin; and

(ii)       all payments to be made to the Coin-Holders hereunder will, to the fullest extent permitted by the “smart contract” which is the Coin, be made automatically and electronically at the times, and in the manner, provided herein;

(iii)       all payments to be made to the Coin-Holders hereunder (including the payment of the respective Buyback Price to each Coin-Holder pursuant to Section 4(b) above) will made electronically, by wire or ACH transfer (at the option of the Company) of immediately available U.S. currency, to the then last known Payment Account for each Coin-Holder; and

(1)       it will be the sole and absolute responsibility of each Coin-Holder to advise the Company of any changes with respect to the Payment Account of such Coin Holder (including in connection with any transfer of the subject Coin(s)); and

(2)       neither the Company, nor any of its affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin-Holder whatsoever, and each Coin-Holder indemnifies and holds each such Person harmless, for ANY payment(s) not received by such Coin-Holder as a result of such Coin-Holder’s failure to advise the Company of any changes to his/her/its respective Payment Account; and

(iv)       the calculation of all amounts payable to the Coin-Holders by, or otherwise on behalf of, the Company pursuant to the terms of this Agreement (whether calculated directly or via the code underlying the “smart contract” which is the Coin) will be binding and conclusive absent demonstrable error.

(b)       Each Coin-Holder consents to receive electronically (pursuant to Section 8(e)(i) below) any and all documents, communications, notices, contracts, and agreements arising from, or otherwise relating in any way to, the Coins and/or such Coin-Holder’s ownership of the same (including all PA Notices and all applicable U.S. Internal Revenue Service Form 1099 notices and/or other applicable Forms/disclosures).

7.             Transfer. Each of the Coins may be freely sold and transferred by the respective Coin-Holder at any time, provided that a Coin(s) may only be transferred:

(a)       on, and through, the Framework;

(b)       to a Person who then has an active Wallet; and

(c)       in compliance with all applicable Securities Laws.

8.             Miscellaneous.

(a)       Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Company. Each Coin-Holder, by virtue of their purchase (or other acceptance) of a Coin, irrevocably agrees to be bound by all of the terms and conditions of this Agreement with respect to all Coins at any time held by (or otherwise on behalf of) such Coin-Holder and all rights of such Coin-Holder as the holder of such Coins.

(b)       Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. Any term or provision of this Agreement that is invalid or unenforceable in any situation will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation. In the event that any clause, term, or condition of this Agreement will be held invalid or contrary to law: (i) this Agreement will remain in full force and effect as to all other clauses, terms, and conditions; (ii) the subject clause, term, or condition will be revised to the minimum extent necessary to render the modified provision valid, legal and enforceable; and (iii) the remaining provisions of this Agreement will be amended to the minimum extent necessary so as to render the Agreement as a whole most nearly consistent with the parties’ intentions in light of the modification or removal of the invalid or illegal provision.

(c)       Entire Agreement. This Agreement, together with “smart contract” which is the Coin, constitutes the entire agreement between the parties with respect to the Coins and supersedes all prior understandings (whether verbal or written), if any, with respect thereto. No representations or statements of any kind made by the Company, which are not expressly stated in this Agreement, will be binding on the Company.

(d)       Amendments.

(i)       Neither this Agreement, nor any term hereof, may be amended, modified or waived, except with the affirmative consent of the Company and Majority Consent. The Company will give each Coin-Holder written notice (each such notice, a “PA Notice”) of any proposed amendment for which the Company requests consent (each a “Proposed Amendment”) and will, at the expense of the Company and together with such PA Notice, furnish to each Coin-Holder all such documents and information as may be reasonably necessary (in the reasonable discretion of the Company) in order to enable the Coin-Holders to properly evaluate, and make a reasonably informed decision regarding, the subject Proposed Amendment. The failure of any Coin-Holder to approve or disapprove any Proposed Amendment within ten (10) days after the date the respective PA Notice is delivered (or deemed to be delivered pursuant to Section 8(f)(iii) below), will be deemed an affirmative approval by such Coin-Holder of the subject Proposed Amendment for all purposes of determining Super-Majority Consent to such Proposed Amendment pursuant to this Section 8(d)(i).

(ii)       Notwithstanding the foregoing, each of the Coin-Holders acknowledges and agrees that the Company may unilaterally amend, modify or otherwise supplement this Agreement, without further notice to, or consent of, any of the Coin-Holders to the fullest extent necessary:

(1)       to increase, decrease or otherwise modify (in any way) the Transaction Fee, provided that any such change will not take effect until after the completion of the next full Buyback by the Company pursuant to Section 4(a) above;

(2)       to conform this Agreement (or any of the terms hereof) to evidence, effectuate, or otherwise and adhere to, the terms and conditions provided in the Offering Circular with respect to the Coins; and/or

(3)       to fully comply with any direction of the SEC and/or any other regulatory agency now or hereafter governing the Coins.

(e)       Construction. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement. Whenever the context requires or permits, the singular will include the plural, the plural will include the singular, and the masculine, feminine and neuter will be freely interchangeable. Any and all uses of the term “including” herein means including without limitation, or including but not limited to, and will not be deemed to be exclusive or to create an exclusive reference.

(f)       Notices.

(i)       Notices To Coin-Holders. All notices and communications to be given or otherwise made to a Coin-Holder are to be sent electronically to the last known email (or other electronic) address for such Coin-Holder on the books and records of the Company (or such other electronic address as may be directed by such Coin-Holder from time to time by written notice to the Company). In connection with the foregoing, each Coin-Holder hereby acknowledges and agrees that:

(1)       it will be the sole and absolute responsibility of each Coin-Holder to advise the Company of any changes (including typographical corrections) with respect to the active email (or other electronic) notice address of such Coin Holder (including in connection with any transfer of the subject Coin(s)); and

(2)       neither the Company, nor any of its affiliates, officers, directors, managers, employees and/or agents, will have any liability to any Coin-Holder whatsoever, and each Coin-Holder indemnifies and holds each such Person harmless, for ANY notice(s) (including any PA Notice) not received by such Coin-Holder as a result of: (A) such Coin-Holder’s failure to advise the Company of any changes to his/her/its respective Investor Account; and/or (B) any electronic and/or other transmission error not caused, directly or indirectly, by the action or inaction of the Company.

(ii)       Notices To The Company. All notices and communications to be given or otherwise made to the Company are to be sent via email to the Company at Ir@cerescoin.io with a paper copy to be sent to:

CERES COIN LLC

c/o CM Solutions LLC

39W462 Baert Lane,

St. Charles, Illinois 60175

Attn: Investor Relations

(iii)       General. All notices, requests and demands hereunder will be deemed to have been given or made: (1) if sent by e-mail (or other electronic method) one (1) workday following transmission, provided that evidence of such transmission is retained by the sending party; (2) if delivered in person, immediately upon delivery; (3) if by nationally recognized overnight courier service with all delivery fees prepaid and with instructions to deliver the next business day, one (1) business day after sending; and (4) if by any other mail service, three (3) business days after mailing. A written notice sent to a Person will also be deemed received on the date delivery will have been refused at the address required by this Section.

(g)       Legal Counsel. Each Coin-Holder hereby acknowledges and agrees that: (i) such Coin-Holder has had ample opportunity to consult with, and receive advice from, legal counsel of his/her/its choice with respect to this Agreement and the Coins and, having had said opportunity, has either consulted with such legal counsel or has made the decision not to consult with legal counsel prior to purchasing their respective Coin(s); and (ii) any rule of construction that operates in whole or in part to resolve ambiguities against the drafter of a document will not apply to the interpretation of this Agreement.

(h)       Termination of Coin. Upon the payment (in full) of all amounts payable to a Coin-Holder hereunder, all Coins then held by such Coin-Holder will be deemed fully satisfied and automatically terminated without further notice to, or action by, any party.

(i)       Successors and Assigns. All of the terms and provisions hereof will be binding upon, and inure to the benefit of, the respective executors, administrators, legal representatives, successors and permitted assigns of each of the parties hereto.

(j)       Governing Law. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to the choice or conflict of law principles or rules that may cause the application of the laws of any jurisdiction other than those of the State of Delaware.

(k)       Dispute Resolution. Each of the parties hereby irrevocably agrees as follows:

(i)       Any dispute, controversy, claim or difference of any kind, in contract, tort or otherwise, arising out of or in connection with this Agreement (each a “Dispute”) will be resolved individually (without resort to any form of class action) and exclusively by arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its then-existing Commercial Arbitration Rules. Such Dispute will be finally settled by three arbitrators (each an “Arbitral Tribunal”). Unless otherwise mutually agreed to by the subject parties, the claimant (or claimants) will appoint one arbitrator in the applicable demand for arbitration, the respondent (or respondents) will appoint one arbitrator in the answering statement or, if no answering statement is filed, within fourteen (14) days of receipt of such demand for arbitration. If a party fails to timely appoint an arbitrator either within the period provided in this Section or such other time period as may otherwise be mutually agreed, the appointment will be made by the AAA. Following their appointment, the two arbitrators will consult, for a period not exceeding thirty (30) days on the appointment of the third arbitrator, who will serve as chairperson. If the two arbitrators fail to agree on the appointment of the third arbitrator within such thirty (30) day period, the third arbitrator will be appointed by the AAA.

(ii)       Absent the mutual agreement of the subject parties, the seat of any arbitration pursuant to this Section will be, and all hearings will take place in Chicago, Illinois. The Arbitral Tribunal will be directed to render an award (each an “Award”) in writing within thirty (30) days following the last day of the final hearing. Such Award will state the reasons for the Award, will be final and binding on the parties, and will deal with the question of costs of arbitration and all matters related thereto. The prevailing party will be entitled to recover its legal and other fees. Notwithstanding anything to the contrary in this Section, any Award may be recognized and enforced by any court of competent jurisdiction.

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